                                                                       EXHIBIT 2

================================================================================

                          AGREEMENT AND PLAN OF MERGERS

                                     BETWEEN

                         FRONTIER FINANCIAL CORPORATION
                                       AND
                                  FRONTIER BANK

                                       AND

                         NORTHSTAR FINANCIAL CORPORATION
                                       AND
                                 NORTHSTAR BANK

================================================================================

                         DATED AS OF SEPTEMBER 12, 2005

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                                TABLE OF CONTENTS

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RECITALS.................................................................     1

DEFINITIONS..............................................................     2


ARTICLE I. MERGERS.......................................................     7

   1.1    THE CORPORATE MERGER...........................................     7
   1.2    THE BANK MERGER................................................     8
   1.3    DISSENTING SHARES..............................................     8
   1.4    EFFECTIVE DATE.................................................     9

ARTICLE II. CONSIDERATION................................................     9

   2.1    EXCHANGE CONSIDERATION.........................................     9
   2.2    FRACTIONAL SHARES..............................................     9
   2.3    SHAREHOLDER RIGHTS; STOCK TRANSFERS............................     9
   2.4    EXCHANGE PROCEDURES............................................     9
   2.5    EXCHANGE RATIO/FRONTIER AVERAGE DAILY CLOSING PRICE
             ADJUSTMENTS.................................................    10
   2.6    OPTIONS........................................................    10

ARTICLE III. ACTIONS PENDING CONSUMMATION................................    10

   3.1    CAPITAL STOCK..................................................    10
   3.2    DIVIDENDS, ETC.................................................    11
   3.3    INDEBTEDNESS; LIABILITIES; ETC.................................    11
   3.4    OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC................    11
   3.5    LIENS AND ENCUMBRANCES.........................................    11
   3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.......................    11
   3.7    BENEFIT PLANS..................................................    11
   3.8    CONTINUANCE OF BUSINESS........................................    11
   3.9    AMENDMENTS.....................................................    11
   3.10   CLAIMS.........................................................    12
   3.11   CONTRACTS......................................................    12
   3.12   LOANS..........................................................    12
   3.13   TRANSACTION EXPENSES...........................................    12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES...............................    12

   4.1    NORTHSTAR AND NORTHSTAR BANK REPRESENTATIONS AND WARRANTIES....    12
   4.2    FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES......    21

ARTICLE V. COVENANTS.....................................................    25

   5.1    BEST EFFORTS...................................................    25
   5.2    THE PROXY......................................................    25
   5.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.........    25

   5.4    REGISTRATION STATEMENT EFFECTIVENESS...........................    25
   5.5    PRESS RELEASES.................................................    25
   5.6    ACCESS; INFORMATION............................................    26
   5.7    REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS
             PREPARATION.................................................    26
   5.8    AFFILIATE AGREEMENTS...........................................    26
   5.9    CERTAIN POLICIES OF NORTHSTAR AND NORTHSTAR BANK...............    26
   5.10   STATE TAKEOVER LAW.............................................    27
   5.11   NO RIGHTS TRIGGERED............................................    27
   5.12   SHARES LISTED..................................................    27
   5.13   REGULATORY APPLICATIONS........................................    27
   5.14   REGULATORY DIVESTITURES........................................    27
   5.15   CURRENT INFORMATION............................................    27
   5.16   INSURANCE......................................................    28
   5.17   POST-MERGER ACTIONS............................................    28
   5.18   CERTAIN ACTIONS................................................    28

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGERS....................    29

   6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.........................    29
   6.2    CONDITIONS TO OBLIGATIONS OF FRONTIER..........................    30
   6.3    CONDITIONS TO OBLIGATIONS OF NORTHSTAR AND NORTHSTAR BANK......    31

ARTICLE VII. TERMINATION.................................................    32

   7.1    TERMINATION....................................................    32
   7.2    EFFECT OF TERMINATION..........................................    35

ARTICLE VIII. OTHER MATTERS..............................................    36

   8.1    SURVIVAL.......................................................    36
   7.3    AMENDMENT......................................................    36
   8.3    EXTENSION; WAIVER..............................................    36
   8.4    COUNTERPARTS...................................................    36
   8.5    GOVERNING LAW..................................................    36
   8.6    EXPENSES.......................................................    36
   8.7    CONFIDENTIALITY................................................    36
   8.8    NOTICES........................................................    36
   8.9    ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................    37
   8.10   BENEFIT PLANS..................................................    37
   8.11   HEADINGS.......................................................    37

                          AGREEMENT AND PLAN OF MERGERS

     AGREEMENT AND PLAN OF MERGERS, dated as of the 12th day of September, 2005 (this "Agreement"), is between FRONTIER FINANCIAL CORPORATION ("Frontier"), FRONTIER BANK, NORTHSTAR FINANCIAL CORPORATION ("NorthStar") and NORTHSTAR BANK.

                                    RECITALS

     (A) FRONTIER. Frontier is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of June 30, 2005, Frontier had capital of $273,551,560, divided into common stock of $128,241,650, comprehensive income of $3,886,956, and retained earnings of $141,422,954. As of the Execution Date, Frontier has 100,000,000 authorized shares of common stock, no par value per share ("Frontier Common Stock"), of which 24,409,918 shares of Frontier Common Stock are issued and outstanding, and has 10,000,000 authorized shares of preferred stock, no par value per share, of which no shares are issued and outstanding.

     (B) FRONTIER BANK. Frontier Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the Execution Date, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share ("Frontier Bank Common Stock") (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank.

     (C) NORTHSTAR. NorthStar is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Seattle, Washington. NorthStar is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the Execution Date, NorthStar has 3,000,000 authorized shares of common stock, no par value per share ("NorthStar Common Stock"), of which 830,079 shares of NorthStar Common Stock are issued and outstanding, no other class of capital stock being authorized. As of July 31, 2005, NorthStar had capital of $14,127,531, divided into surplus of $11,919,225, retained earnings of $2,299,599, and accumulated other comprehensive loss of $91,293. As of the Execution Date, NorthStar has 175,854 shares of NorthStar Common Stock reserved for issuance under Employee and Director Stock Option Plans ("NorthStar Options") pursuant to which options covering 117,608 shares of NorthStar Common Stock are outstanding.

     (D) NORTHSTAR BANK. NorthStar Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the Execution Date, NorthStar Bank has 3,000,000 authorized shares of common stock, no par value per share ("NorthStar Bank Common Stock") (no other class of capital stock being authorized), of which 815,358 shares of NorthStar Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of NorthStar Bank Common Stock are owned by NorthStar, the sole shareholder of NorthStar Bank.

     (E) VOTING AND RELATED AGREEMENTS. As a condition and an inducement to Frontier's and Frontier Bank's willingness to enter into this Agreement, (i) the directors and executive officers of NorthStar Bank and NorthStar have entered into agreements in the forms attached to this Agreement as Exhibit A pursuant to which, among other things, such individuals have agreed to vote their shares of NorthStar Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), (ii) the outside directors of NorthStar Bank and NorthStar have entered into agreements in the forms attached to this Agreement as Exhibit B, pursuant to which, among other things, such individuals have agreed to refrain from competing with Frontier and Frontier Bank, and (iii) and Ellen Sas and Duane Oord have entered into agreements in the forms attached to this Agreement as, respectively, Exhibit E and Exhibit F, pursuant to which, among other things, such individuals have agreed to refrain from competing with Frontier and Frontier Bank.

     (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 4.1(C), or paragraphs (C) and (D) of the Recitals to this Agreement, or as authorized by this Agreement, there are no shares of capital stock of NorthStar or NorthStar Bank authorized and reserved for issuance; neither NorthStar nor NorthStar Bank has any Rights (as defined below) issued or outstanding; and neither NorthStar nor NorthStar Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to NorthStar Common Stock.

     (G) APPROVALS. At meetings of the respective Boards of Directors of NorthStar, NorthStar Bank, Frontier and Frontier Bank, each such Board has approved and authorized the execution of this Agreement in counterparts.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Agreement have the following meanings:

     "Acquisition Agreement" has the meaning assigned to such term in Section 7.1(G).

     "Acquisition Proposal" has the meaning assigned to such term in Section 5.18(D)(1).

     "Adjustment Triggers" has the meaning assigned to such term in Section 7.1(J)(i).

     "Agreement" means this Agreement and Plan of Mergers, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Agreement.

     "Appraisal Laws" has the meaning assigned to such term in Section 1.3.

     "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

     "Bank Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Bank Merger" has the meaning assigned to such term in Section 1.2(A).

     "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

     "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 4.1(Q)(1).

     "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Corporate Merger" has the meaning assigned to such term in Section 1.1(A).

     "Department" means the Department of Financial Institutions of the State of Washington.

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the Frontier Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

     "Determination Date" has the meaning assigned to such term in Section 7.1(J)(i).

     "Determination Period" has the meaning assigned to such term in Section 7.1(J)(i).

     "Dissenting Shares" means the shares of NorthStar Common Stock held by those shareholders of NorthStar who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in Section 1.4.

     "Eligible NorthStar Common Stock" means shares of NorthStar Common Stock other than Dissenting Shares.

           "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, order, judgment, decree, injunction or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section
4.1(Q)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

     "Exchange Agent" has the meaning assigned to such term in Section 2.4.

     "Exchange Ratio" means 1.754 shares of Frontier Common Stock exchanged for each share of NorthStar Common Stock outstanding; provided, however, that if the Adjustment Triggers in Section

7.1(J) occur, the Exchange Ratio may, in Frontier's sole discretion, be increased as set forth in Section 7.1(J)(ii); and provided, further, that the Exchange Ratio will be adjusted proportionately for any stock split or other change in the number of outstanding shares of Frontier Common Stock pursuant to
Section 2.5.

     "Execution Date" means the last date on which this Agreement is executed by each of the Parties hereto.

     "Failure to Recommend Shareholder Approval" has the meaning assigned to such term in Section 7.2(B).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Reports" has the meaning assigned to such term in Section
4.1(H).

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Final Average Price" has the meaning assigned to such term in Section 7.1(J)(i).

     "Final Index Price" has the meaning assigned to such term in Section 7.1(J)(i).

     "Final Price" has the meaning assigned to such term in Section 7.1(J)(i).

     "Frontier" has the meaning assigned to such term in the first paragraph of this Agreement.

     "Frontier Average Closing Price" means the average closing price of Frontier Common Stock (rounded to four decimals) as reported on the website of www.nasdaq.com for the twenty trading day period through and including the third trading day immediately preceding the Effective Date.

     "Frontier Bank Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

     "Frontier Common Stock" has the meaning assigned to such term in paragraph
(A) of the Recitals.

     "Frontier Financial Reports" has the meaning assigned to such term in
Section 4.2(H).

     "Frontier Option" has the meaning assigned to such term in Section 2.6.

     "Frontier Transaction" means: (1) a merger, consolidation or similar transaction involving Frontier, where Frontier is not the corporation surviving such transaction or where a change of control of Frontier is otherwise effected,
(2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Frontier or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Frontier and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Frontier or any of its significant subsidiaries other than the issuance of Frontier Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Frontier.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Index Group" has the meaning assigned to such term in Section 7.1(J)(i).

     "Initial Index Price" has the meaning assigned to such term in Section 7.1(J)(i).

     "Loan/Fiduciary Property" means any property owned or controlled by NorthStar or any of its Subsidiaries or in which NorthStar or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where NorthStar or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means, with respect to any Party to this Agreement, an event, occurrence or circumstance that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.

     "Meeting" has the meaning assigned to such term in Section 5.2.

     "Mergers" means the merger of NorthStar with and into Frontier, and NorthStar Bank with and into Frontier Bank.

     "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

     "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

     "NorthStar Bank" has the meaning assigned to such term in the first paragraph of this Agreement.

     "NorthStar Bank Common Stock" has the meaning assigned to such term in paragraph (D) of the Recitals.

     "NorthStar Common Stock" has the meaning assigned to such term in paragraph
(C) of the Recitals.

     "NorthStar Option" has the meaning assigned to such term in paragraph (C) of the Recitals.

     "Participation Facility" means any facility in which NorthStar or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Agreement.


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

     "Pension Plan" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Agreement.

     "Proxy Statement" has the meaning assigned to such term in Section 5.2.

     "Registration Statement" has the meaning assigned to such term in Section 5.2.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

     "Representatives" has the meaning assigned to such term in Section 5.18(A).

     "RCW" means the Revised Code of Washington, as amended.

     "Rights" has the meaning assigned to such term in paragraph (F) of the Recitals to this Agreement.

     "Sandler O'Neill" has the meaning assigned to such term in Section 4.1(P).

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Superior Proposal" has the meaning assigned to such term in Section 5.18(D)(2).

     "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Fee Amount" has the meaning assigned to such term in Section 7.2(B).

     "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) NorthStar or any Subsidiary of NorthStar, and (2) Frontier or any Subsidiary of Frontier.

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "stockholder" or "stockholders" shall be deemed to include the words "shareholder" or "shareholders" and vice versa, and the word "stock" shall be deemed to include the word "share" or "shares" and vice versa. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP. All Parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular Party.

                               ARTICLE I. MERGERS

     1.1 THE CORPORATE MERGER. Subject to the provisions of this Agreement, on the Effective Date:

          (A) CONTINUING CORPORATION. NorthStar shall be merged with and into Frontier pursuant to the terms and conditions set forth herein (the "Corporate Merger"). Upon consummation of the Corporate Merger, the separate existence of NorthStar shall cease and Frontier shall continue as the continuing corporation (the "Continuing Corporation").

          (B) ARTICLES, BYLAWS, OFFICERS AND DIRECTORS. The Articles of Incorporation and Bylaws of Frontier, in effect immediately prior to the Effective Date, shall become the Articles of Incorporation and Bylaws of the Continuing Corporation. The directors and officers of Frontier in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Corporate Merger.

          (D) EFFECTS OF THE CORPORATE MERGER. The separate existence of NorthStar shall cease, and NorthStar shall be merged with and into Frontier which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier and NorthStar.

          (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier and NorthStar in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

          (F) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Frontier as well as those of NorthStar, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier or NorthStar.

     1.2 THE BANK MERGER. As soon as practicable following the Effective Date:

          (A) CONTINUING BANK. NorthStar Bank shall be merged into Frontier Bank (the "Bank Merger"). Upon consummation of the Bank Merger, the separate existence of NorthStar Bank shall cease and Frontier Bank shall survive as the Continuing Bank.

          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles and Bylaws of the Continuing Bank shall be those of Frontier Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Frontier Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) EFFECTS OF THE BANK MERGER. The separate existence of NorthStar Bank shall cease, and NorthStar Bank shall be merged with and into Frontier Bank which, as the Continuing Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged banks, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier Bank and NorthStar Bank.

          (D) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

          (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier Bank and NorthStar Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier Bank as the Continuing Bank by virtue of the Bank Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

     1.3 DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive Frontier Common Stock, but the holder of such


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

Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Frontier Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his NorthStar Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.4 EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the closing of the Mergers will take place at 10:00 a.m. on the first day which is at least one Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE
VI. (other than those conditions which relate to actions to be taken at the closing) (the "Effective Date"), at the offices of Keller Rohrback L.L.P., unless another time, date or place is agreed to in writing by the parties hereto. If the Corporate Merger is not consummated in accordance with this Agreement on or prior to March 31, 2006, NorthStar or Frontier may terminate this Agreement in accordance with ARTICLE VII. On the Effective Date, Certificates of Merger will be issued by the Secretary of State, Corporations Division, and the Department of Financial Institutions of the State of Washington in accordance with applicable law.

                           ARTICLE II. CONSIDERATION

     2.1 EXCHANGE CONSIDERATION. Subject to the provisions of this Agreement, on the Effective Date:

          (A) OUTSTANDING FRONTIER COMMON STOCK. The shares of Frontier Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of Frontier Common Stock.

          (B) OUTSTANDING NORTHSTAR COMMON STOCK. Each share of Eligible NorthStar Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive the number of shares of Frontier Common Stock determined pursuant to the Exchange Ratio.

     2.2 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no fractional shares of Frontier Common Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. Frontier shall pay to each holder of NorthStar Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Frontier Average Closing Price.

     2.3 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of NorthStar Common Stock shall cease to be, and shall have no rights as, shareholders of NorthStar, other than to receive the consideration provided under this ARTICLE II. After the Effective Date, there shall be no transfers on the stock transfer books of NorthStar or the Continuing Corporation of the shares of NorthStar Common Stock that were issued and outstanding immediately prior to the Effective Date.

     2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, Frontier shall send or cause to be sent to each former shareholder of NorthStar of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for

NorthStar Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of Frontier Common Stock into which shares of such shareholder's NorthStar Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of Frontier Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to Frontier's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of NorthStar Common Stock (or indemnity satisfactory to Frontier and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of NorthStar for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Frontier Common Stock until Frontier has received a written agreement from such person as specified in Section 5.8.

     2.5 EXCHANGE RATIO/FRONTIER AVERAGE CLOSING PRICE ADJUSTMENTS. In the event Frontier changes the number of shares of Frontier Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Frontier Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be adjusted proportionately.

     2.6 OPTIONS. On the Effective Date, by virtue of the Corporate Merger, each outstanding and unexercised NorthStar Option to purchase shares of NorthStar Common Stock shall, without any action on the part of the holder, be converted into and become an option to purchase Frontier Common Stock ("Frontier Option") on the same terms and conditions as are in effect with respect to NorthStar Options immediately prior to the Effective Date, except that (A) each such Frontier Option may be exercised solely for shares of Frontier Common Stock, (B) the number of shares of Frontier Common Stock subject to such Frontier Option shall be equal to the number of shares of NorthStar Common Stock subject to such NorthStar Options immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Frontier Option shall be adjusted by dividing the per share exercise price of NorthStar Options by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of NorthStar Common Stock that are issuable upon exercise of NorthStar Options as of the Execution Date are Previously Disclosed in Schedule 2.6. Within fifteen (15) days following the Effective Date, Frontier will prepare and file with the SEC a Registration Statement on Form S-8 covering shares of Frontier Common Stock to be issued upon the exercise of stock options assumed by Frontier pursuant to this Section 2.6.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

     Unless otherwise agreed to in writing by Frontier or Frontier Bank, NorthStar and NorthStar Bank shall each conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by Frontier Bank, and neither NorthStar nor NorthStar Bank, without the prior written consent of Frontier, will (or cause or allow any of it Subsidiaries to):

     3.1 CAPITAL STOCK. Except for the exercise of outstanding NorthStar Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of NorthStar, NorthStar Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of NorthStar Common Stock to become subject to grants of NorthStar Options, stock appreciation rights or similar stock-based employee compensation rights.

     3.2 DIVIDENDS, ETC. Make, declare or pay any dividend (other than as necessary to pay NorthStar's general operating expenses, including the transaction fee expenses referred to in Section 3.13 as well as distributions on NorthStar's Subsidiaries' trust preferred stock) on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

     3.4 OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.9, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $50,000 individually.

     3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

     3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any NorthStar Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

     3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to NorthStar and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to NorthStar and its Subsidiaries taken as a whole (except foreclosures or acquisitions by NorthStar Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.9 AMENDMENTS. Amend its Articles of Incorporation or Bylaws.

     3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of NorthStar or any of its Subsidiaries.

     3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

     3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, or make any new loan, a loan extension or renewal in a principal amount which exceeds $500,000, other than in accordance with the loan reporting process agreed to by the Parties.

     3.13 TRANSACTION EXPENSES. Incur expenses in connection with the transactions contemplated by this Agreement that exceed $2.2-million in the aggregate. This figure includes severance benefits but does not include the investment banking fee payable to Sandler O'Neill at closing (estimated at $550,000) and costs or expenses that may be incurred in conjunction with the closing of the Mergers, such as conforming to accounting adjustments in coordination with closing or the Mergers or conversion and integration costs incurred with respect to any data systems conversion.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     4.1 NORTHSTAR AND NORTHSTAR BANK REPRESENTATIONS AND WARRANTIES. NorthStar and NorthStar Bank each hereby represent and warrant to Frontier and Frontier Bank as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to NorthStar and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of NorthStar and its Subsidiaries is duly qualified to do business and is in good standing under the laws of its state of incorporation or organization and in such foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of NorthStar and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. NorthStar Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

          (C) SHARES. The outstanding shares of NorthStar and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraphs (C) or (D) of the Recitals, there are no shares of capital stock or other equity securities of NorthStar or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) NORTHSTAR SUBSIDIARIES. NorthStar has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to NorthStar or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and except as Previously Disclosed in Schedule 4.1(D), there are no contracts, commitments, understandings or arrangements relating to the rights of NorthStar or its Subsidiaries, as applicable, to vote or to dispose of such shares. Except as Previously Disclosed in Schedule 4.1(D), all of the shares of capital stock of each of its Subsidiaries held by NorthStar or one of its Subsidiaries are fully paid and non-assessable and are owned by NorthStar or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), NorthStar does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by NorthStar, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

          (E) CORPORATE POWER. Each of NorthStar and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Agreement has been authorized by all necessary corporate action of NorthStar and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of NorthStar and such Subsidiaries, enforceable against NorthStar and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Agreement and the consummation by NorthStar and each of its Subsidiaries that is a Party to the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NorthStar or of any of its Subsidiaries or to which NorthStar or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

          (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (1) as to NorthStar, its consolidated balance sheet as of June 30, 2005 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 2004 (collectively, the "Holding Company Financial Reports"), and (2) as to each of NorthStar's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 2004, and all other financial reports filed or to be filed subsequent to December 31, 2004, in the form filed with the FDIC and the Department

(in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 4.1(I), neither NorthStar nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except
(1) as reflected in its Holding Company Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2004. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 2004, neither NorthStar nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 2004, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, NorthStar and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by NorthStar or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by NorthStar or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

          (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on NorthStar or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither NorthStar nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither NorthStar nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.1(M), each of NorthStar and its Subsidiaries:

               (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that NorthStar or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on NorthStar or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on NorthStar or its Subsidiaries, or (c) requiring any of NorthStar or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

          (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N), none of NorthStar or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither NorthStar nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on NorthStar or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither NorthStar nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of NorthStar or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, NorthStar or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (O) REPORTS. Since December 31, 2002, each of NorthStar and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to NorthStar and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (P) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of NorthStar or NorthStar Bank, except that NorthStar has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and NorthStar, a true and correct copy of which has been previously made available by NorthStar to Frontier.

          (Q) EMPLOYEE BENEFIT PLANS.

               (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by NorthStar or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of NorthStar and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

               (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of NorthStar and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA

     Plans. Neither NorthStar nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject NorthStar or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by NorthStar or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with NorthStar under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither NorthStar nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither NorthStar nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

               (6) Neither NorthStar nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of NorthStar or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

               (7) Except as Previously Disclosed in Schedule 4.1(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of NorthStar or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from NorthStar or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (R) NO KNOWLEDGE. NorthStar and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (S) LABOR AGREEMENTS. Neither NorthStar nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NorthStar or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (T) ASSET CLASSIFICATION. NorthStar and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of NorthStar and its Subsidiaries that have been classified by it as of August 15, 2005 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of August 15, 2005 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by NorthStar or any Subsidiary prior to June 30, 2005.

          (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2004 Holding Company Financial Reports of NorthStar was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of NorthStar was and will be, adequate in the opinion of the Board of Directors of NorthStar to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (V) INSURANCE. Each of NorthStar and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to NorthStar, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on NorthStar or its Subsidiaries. Set forth in Schedule 4.1(V) is a list of all insurance policies maintained by or for the benefit of NorthStar or its Subsidiaries or their respective directors, officers, employees or agents.

          (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of NorthStar's knowledge, there is no person who, as of the Execution Date, may be deemed to be an "affiliate" of NorthStar as that term is used in Rule 145 under the Securities Act.

          (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. NorthStar and its Subsidiaries have taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and
(2) any takeover-related provisions of NorthStar's and its Subsidiaries' Articles of Incorporation.

          (Y) NO FURTHER ACTION. NorthStar and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Articles of Incorporation, Charter or Bylaws of NorthStar or any of its Subsidiaries or under any agreement to which NorthStar or any such

Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Agreement.

          (Z) ENVIRONMENTAL MATTERS.

               (1) To NorthStar's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar or its Subsidiaries.

               (2) There is no proceeding pending or, to NorthStar's knowledge, threatened before any court or governmental agency or board in which NorthStar or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by NorthStar or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

               (3) There is no proceeding pending or, to NorthStar's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or NorthStar or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar or have been Previously Disclosed in Schedule 4.1(Z)(3).

               (4) To NorthStar's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

               (5) To NorthStar's knowledge, during the period of (a) ownership or operation by NorthStar or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by NorthStar or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by NorthStar or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

               (6) To NorthStar's knowledge, prior to the period of (a) ownership or operation by NorthStar or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by NorthStar or any of its

     Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by NorthStar or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

          (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA),
(1) all reports and returns with respect to Taxes that are required to be filed by or with respect to NorthStar or its Subsidiaries, including consolidated federal income tax returns of NorthStar and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on NorthStar or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on NorthStar or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of NorthStar, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of NorthStar or its Subsidiaries.

          (BB) ACCURACY OF INFORMATION. The statements with respect to NorthStar and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of NorthStar or any other Party pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (CC) DERIVATIVES CONTRACTS. None of NorthStar or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC).
Schedule 4.1(CC) includes a list of any assets of NorthStar or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (DD) ACCOUNTING CONTROLS. Each of NorthStar and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of NorthStar and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE) FAIRNESS OPINION. NorthStar has received an opinion from Sandler O'Neill dated as of the Execution Date to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the shareholders of NorthStar.

          (FF) REORGANIZATION. As of the Execution Date, to NorthStar's knowledge, there is no reason to believe that the Mergers will fail to qualify as a reorganization under Section 368(a) of the Code.

          (GG) COMMITMENTS AND CONTRACTS. Neither NorthStar nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1) except as Previously Disclosed in Schedule 4.1(GG)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by NorthStar or any such Subsidiary without any obligation on the part of NorthStar or any such Subsidiary to make any payment in connection with such termination);

               (2) except as Previously Disclosed in Schedule 4.1(GG)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

               (3) except as Previously Disclosed in Schedule 4.1(GG)(3), any material contract with any affiliate.

     4.2 FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES. Frontier and Frontier Bank each hereby represent and warrant to NorthStar and NorthStar Bank as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to Frontier and Frontier Bank are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Frontier and Frontier Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.

          (C) SHARES. The outstanding shares of Frontier's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) FRONTIER SUBSIDIARIES. Frontier has Previously Disclosed in
Schedule 4.2(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Frontier or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Frontier or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Frontier or one of its Subsidiaries are fully paid and non-assessable and are owned by Frontier or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.2(D), Frontier does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Frontier, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

          (E) CORPORATE POWER. Each of Frontier and Frontier Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F) CORPORATE AUTHORITY. This Agreement has been authorized by all necessary corporate action of Frontier and such agreement is a valid and binding agreement of Frontier, enforceable against Frontier in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the Execution Date, no approval by Frontier's shareholders of the Agreement is required.

          (G) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(G), the execution, delivery and performance of its obligation under this Agreement and the Employment Agreements and the consummation by Frontier and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier,
(2) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

          (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(H), in the case of Frontier, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and all other documents filed or to be filed subsequent to December 31, 2004 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Frontier Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Frontier Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Frontier Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(I), since December 31, 2004, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

          (J) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.2(J) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(J), neither Frontier nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Frontier nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (K) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.2(K), each of Frontier and its Subsidiaries:

               (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Frontier or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, or (c) requiring any of Frontier or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

               (4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

          (L) REPORTS. Since January 1, 2002, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Frontier and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (M) NO KNOWLEDGE. Frontier and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (N) ACCURACY OF INFORMATION. The statements with respect to Frontier and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Frontier or any other Party pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (O) DERIVATIVES CONTRACTS. None of Frontier or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(O) includes a list of any assets of Frontier or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (P) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Frontier nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the Frontier Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2004. Since December 31, 2004, neither Frontier nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                              ARTICLE V. COVENANTS

     Each of NorthStar and NorthStar Bank hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to NorthStar and NorthStar Bank, that:

     5.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of NorthStar and NorthStar Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each Party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by March 31, 2006, and to otherwise enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Frontier Transaction shall not violate this covenant).

     5.2 THE PROXY. In the case of NorthStar: it shall promptly assist Frontier in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of NorthStar Common Stock in connection with the transactions contemplated by this Agreement and to be filed by Frontier in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.7, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of NorthStar Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Agreement and NorthStar shall use its best efforts to solicit and obtain votes of the holders of NorthStar Common Stock in favor of the transactions contemplated by this Agreement and, subject to the exercise of its fiduciary duties, the Board of Directors of NorthStar shall recommend approval of such transactions by such holders.

     5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of NorthStar relating to NorthStar or its Subsidiaries and by or on behalf of Frontier relating to Frontier or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

     5.4 REGISTRATION STATEMENT EFFECTIVENESS. Frontier will advise NorthStar, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.5 PRESS RELEASES. NorthStar and NorthStar Bank will not, without the prior approval of Frontier, and Frontier and Frontier Bank will not, without the prior approval of NorthStar, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by law.

     5.6 ACCESS; INFORMATION.

          (A) Upon reasonable notice, NorthStar and NorthStar Bank shall afford Frontier and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of NorthStar and its Subsidiaries and, during such period, NorthStar and NorthStar Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to Frontier (1) a copy of each material report, schedule and other document filed by NorthStar and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of NorthStar and its Subsidiaries as Frontier may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by NorthStar or NorthStar Bank in this Agreement or the conditions to the obligations of NorthStar and NorthStar Bank to consummate the transactions contemplated by this Agreement; and

          (B) Frontier will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.7) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Frontier or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, Frontier will, upon request by NorthStar, deliver to NorthStar all documents so obtained by Frontier or destroy such documents and, in the case of destruction, will certify such fact to NorthStar.

     5.7 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. Frontier shall, as promptly as practicable following the Execution Date, prepare and file the Registration Statement with the SEC with respect to the shares of Frontier Common Stock to be issued to the holders of NorthStar Common Stock pursuant to this Agreement, and Frontier shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. Frontier shall, as promptly as practicable following the Execution Date, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Agreement.

     5.8 AFFILIATE AGREEMENTS. NorthStar will use its best efforts to induce each person who may be deemed to be an "affiliate" of NorthStar for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of NorthStar Common Stock, and, in the case of "affiliates" of NorthStar, the shares of Frontier Common Stock to be received by such person in exchange for such person's shares of NorthStar Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

     5.9 CERTAIN POLICIES OF NORTHSTAR AND NORTHSTAR BANK. NorthStar and NorthStar Bank, each shall, at Frontier's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of Frontier and GAAP; provided, however, that prior to any such modification or change, Frontier shall certify that the conditions to the obligation of Frontier under Section 6.1 and 6.2 to consummate the transactions contemplated by this Agreement, other than the condition set forth in Section 6.1(G), have been satisfied or waived. NorthStar's and NorthStar Bank's representations, warranties, covenants and conditions contained in this Agreement shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.8.

     5.10 STATE TAKEOVER LAW. NorthStar shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and NorthStar shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

     5.11 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 5.11, NorthStar shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Mergers) and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of NorthStar or under any agreement to which NorthStar or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Agreement.

     5.12 SHARES LISTED. Frontier shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Frontier Common Stock to be issued to the holders of NorthStar Common Stock.

     5.13 REGULATORY APPLICATIONS. Frontier and Frontier Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by Frontier.

     5.14 REGULATORY DIVESTITURES. In the case of NorthStar: No later than the Effective Date, NorthStar shall cease engaging in such activities as Frontier shall advise NorthStar in writing are not permitted to be engaged in by Frontier under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Agreement, NorthStar shall divest any Subsidiary engaged in activities or holding assets that are impermissible for Frontier or Frontier Bank, on terms and conditions agreed to by Frontier; provided, however, that prior to taking such action, Frontier shall certify that the conditions to the obligations of Frontier under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Agreement.

     5.15 CURRENT INFORMATION.

          (A) During the period from the Execution Date to the Effective Date, each of NorthStar and Frontier shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

          (B) Each of NorthStar and Frontier shall promptly notify the other of
(1) any material change in the business or operations of it or its Subsidiaries,
(2) any material complaints,
investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries,
(3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.

     5.16 INSURANCE. NorthStar will cause the persons serving as officers and directors of NorthStar and NorthStar Bank immediately prior to the Effective Date to be covered for a period of five (5) years after the Effective Date by the current policies of directors and officers liability insurance maintained by NorthStar with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with the same policy limits ($5-million) in effect on the Execution Date. The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of NorthStar and NorthStar Bank and each such person's respective heirs and representatives.

     5.17 POST-MERGER ACTIONS. Following the Corporate Merger, neither Frontier nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Corporate Merger to the shareholders of NorthStar, including failing to continue at least one historic business line of NorthStar or to use at least a significant portion of NorthStar's historic assets in a business, in each case within the meaning of Treas. Reg.
Section 1.368-1(d).

     5.18 CERTAIN ACTIONS.

          (A) Except with respect to this Agreement and the transactions contemplated hereby, neither NorthStar, NorthStar Bank nor any of their directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

          (B) Notwithstanding anything herein to the contrary, NorthStar and its Board of Directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) NorthStar's Board of Directors concludes in good faith and consistent with its fiduciary duties to NorthStar's shareholders under applicable law that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, NorthStar's Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, dated July 18, 2005, between NorthStar and Frontier, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, NorthStar's Board of Directors notifies Frontier promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

          (C) NorthStar agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal.

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

          (D) For purposes of this Section 5.18:

               (1) The term "Acquisition Proposal" means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving NorthStar or NorthStar Bank or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, NorthStar or NorthStar Bank, other than the transaction contemplated or permitted by this Agreement.

               (2) The term "Superior Proposal" means, with respect to NorthStar and NorthStar Bank, any written Acquisition Proposal made by a person other than Frontier which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving NorthStar or NorthStar Bank, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of NorthStar or NorthStar Bank, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the NorthStar Common Stock or the NorthStar Bank Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of NorthStar in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGERS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A) SHAREHOLDER VOTE. This Agreement shall have been duly approved by the requisite vote of NorthStar's shareholders under applicable law and the Articles of Incorporation and Bylaws of NorthStar.

          (B) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

          (C) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Agreement.

          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

          (E) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (F) TAX OPINION. Frontier and NorthStar shall have received an opinion from Keller Rohrback L.L.P. to the effect that (1) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of NorthStar who receive shares of Frontier Common Stock in exchange for their shares of NorthStar Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in certificates of officers of Frontier, NorthStar and others.

          (G) NASDAQ LISTING. The shares of Frontier Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

     6.2 CONDITIONS TO OBLIGATIONS OF FRONTIER. The obligations of Frontier and Frontier Bank to consummate the transactions contemplated by this Agreement also are subject to the written waiver by Frontier or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A) PERFORMANCE. Each of the material acts, covenants and undertakings of NorthStar to be performed at or before the Effective Date shall have been duly performed in all material respects.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of NorthStar contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on NorthStar.

          (C) LEGAL OPINION. Frontier shall have received a legal opinion, dated the Effective Date, from Graham & Dunn PC in the form of Exhibit D.

          (D) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Agreement of NorthStar and NorthStar Bank shall be true and correct in all material respects as of the Execution Date and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.8, and (2) each and all of the agreements and covenants of NorthStar and NorthStar Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Frontier shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of NorthStar and NorthStar Bank dated the Effective Date, to such effect.

          (E) RECEIPT OF AFFILIATE AGREEMENTS. Frontier shall have received from each affiliate of NorthStar the agreement referred to in Section 5.8.

          (F) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of NorthStar and/or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NorthStar and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of NorthStar or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of NorthStar and NorthStar Bank to consummate the transactions contemplated hereby.

          (G) DISSENTERS' RIGHTS. The number of shares of NorthStar Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Frontier Common Stock shall not exceed in the aggregate 15% of the outstanding shares of NorthStar Common Stock.

          (H) VOTING AGREEMENTS. Frontier shall have received from each director and executive officer of NorthStar the Voting Agreement in substantially the same form set forth as Exhibit A.

          (I) DIRECTOR'S AGREEMENT. Frontier shall have received from each outside director of NorthStar the Director's Agreement in substantially the same form set forth as Exhibit B.

          (J) NON-COMPETITION/NON-SOLICITATION AGREEMENTS. The
Non-Competition/Non-Solicitation Agreements of Ellen Sas and Duane Oord substantially in the form of Exhibit E and Exhibit F, shall have been duly executed and delivered to Frontier.

     6.3 CONDITIONS TO OBLIGATIONS OF NORTHSTAR AND NORTHSTAR BANK. The obligations of NorthStar and NorthStar Bank to consummate the transactions contemplated by this Agreement also are subject to the written waiver by NorthStar and NorthStar Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

          (A) PERFORMANCE. Each of the material acts, covenants and undertakings of Frontier to be performed at or before the Effective Date shall have been duly performed in all material respects.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Frontier contained in this Agreement shall be true and correct on and as of the Effective

Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Frontier.

          (C) LEGAL OPINION. NorthStar shall have received a legal opinion, dated the Effective Date, from Keller Rohrback, L.L.P. in the form of Exhibit G.

          (D) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of Frontier and Frontier Bank contained in this Agreement shall be true and correct in all material respects as of the Execution Date and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of Frontier and Frontier Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and NorthStar shall have received a certificate signed by an executive officer of Frontier and Frontier Bank dated the Effective Date, to such effect.

          (E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Frontier and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Frontier and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of NorthStar or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Frontier and/or its Subsidiaries to consummate the transactions contemplated hereby.

          (F) FAIRNESS OPINION. NorthStar's financial advisor, Sandler O'Neill, shall not have withdrawn its fairness opinion described in Section 4.1(EE) prior to the Effective Date.

                            ARTICLE VII. TERMINATION

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, before or after approval of the matters presented in connection with the Corporate Merger by the holders of NorthStar Common Stock, under each of the following conditions:

          (A) MUTUAL CONSENT. By the mutual consent of Frontier and NorthStar, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B) DELAY. By Frontier or NorthStar in the event the Corporate Merger is not consummated by March 31, 2006, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that Frontier may not terminate the Agreement pursuant to this Section 7.1(B), if such delay results from amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Frontier Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Frontier is involved, and provided, further, that a party may not terminate the Agreement pursuant to this Section 7.1(B) if it is in material breach of any of the provisions of this Agreement.

          (C) NO FAIRNESS OPINION. By NorthStar in the event the fairness opinion described in Section 6.3(F) is not received or is withdrawn; provided, however, if this Agreement is terminated in reliance upon this Section 7.1(C) and NorthStar enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 5.18(D) on or before March 31, 2006 following the termination of this Agreement pursuant to this Section 7.1(C), NorthStar shall pay to Frontier $1,000,000 (less any Termination Fee Amount previously paid).

          (D) NO REGULATORY APPROVALS. By Frontier or NorthStar, in the event that any of the required regulatory approvals described in Section 6.1(C) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

          (E) BREACH OF WARRANTY. By Frontier or NorthStar (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(E) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 6.2(B) (in the case of a breach of representation or warranty by NorthStar or NorthStar Bank) or Section 6.3(B) (in the case of a breach of representation or warranty by Frontier or Frontier
Bank).

          (F) BREACH OF COVENANT. By Frontier or NorthStar (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date.

          (G) SUPERIOR PROPOSAL. By NorthStar, in the event that the Board of Directors of NorthStar determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal (as defined in Section 5.18) it would not be consistent with its fiduciary duties to NorthStar and to NorthStar's shareholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however, that the Board of Directors of NorthStar may terminate this Agreement pursuant to this Section 7.1(G) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 7.1(G) only after the fifth day following Frontier's receipt of written notice advising Frontier that the Board of Directors of NorthStar is prepared to accept a Superior Proposal, and only if, during such five-day period, if Frontier so elects, NorthStar and its advisors shall have negotiated in good faith with Frontier to make such adjustments in the terms and conditions of this Agreement as would enable Frontier to proceed with the transactions contemplated herein on such adjusted terms.

          (H) FRONTIER CONDITION PRECEDENT. By Frontier as a result of a Material Adverse Change in NorthStar or NorthStar Bank as set forth in Section 6.2(F).

          (I) NORTHSTAR CONDITION PRECEDENT. By NorthStar as a result of a Material Adverse Change in Frontier or Frontier Bank as set forth in Section 6.3(E).

          (J) FRONTIER AVERAGE CLOSING PRICE. By NorthStar, by written notice to Frontier on the business day immediately following the Determination Date, in the event that (i) the Frontier Average Closing Price is less than $22.81, and
(ii) the number obtained by dividing the Frontier Average Closing Price by $28.51 is less than the number obtained by (x) dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below), and then (y) multiplying the quotient so obtained by 0.90. The foregoing events in (i) and
(ii) are referred to as the "Adjustment Triggers." If Frontier declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchanges of shares or similar transaction between the Execution Date and the Effective Date, the prices of the Frontier Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(J). If NorthStar elects to exercise its termination right as a result of the Adjustment Triggers, the provisions of Section 7.1(J)(ii) will apply.

               (i) Definitions. For purposes of this Section 7.1(J), the following terms have the meanings indicated below:

          "Determination Date" means the third (3rd) trading day immediately prior to the Effective Date.

          "Determination Period" means the twenty (20) trading day period through and including the third trading day immediately preceding the Effective Date.

          "Final Average Price" means, with respect to any company belonging to the Index Group, its average Final Price during the Determination Period.

          "Final Index Price" means the sum of the Final Average Price for each company comprising the Index Group multiplied by the appropriate weight.

          "Final Price" means, with respect to any company belonging to the Index Group, the daily closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded.

          "Index Group" means the companies listed on Exhibit H attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the Execution Date and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The companies and the weights attributed to them are listed on Exhibit H.

          "Initial Index Price" means $24.01, which is the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on September 2, 2005, which amount may be adjusted as described in above in the definition of "Index Group."

               (ii) Frontier's Right to Adjust Exchange Ratio. If NorthStar provides written notice to Frontier in accordance with Section 7.1(J), then within one business day following Frontier's receipt of such notice, Frontier may elect by written notice to NorthStar to increase the Exchange Ratio to the lesser of (a) the amount obtained by dividing $40 by the Frontier Average Closing Price, or (b) the amount obtained by (x) dividing the Final Index Price by the Initial Index Price, (y) multiplying the quotient so obtained by $45 and (z) dividing the product so obtained by the Frontier Average Closing Price.

     7.2 EFFECT OF TERMINATION.

          (A) In the event of termination of this Agreement by either Frontier or NorthStar as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except (1) Sections 5.6(B), 5.18, 7.1(C), 7.2 and 8.5 through 8.7 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (B) If either party terminates this Agreement pursuant to Section 7.1(E) or Section 7.1(F) by reason of the other party's breach of this Agreement, the non-breaching party shall be entitled to a payment equal to $500,000 (the "Termination Fee Amount") from the breaching party. The Termination Fee Amount shall also be payable under the circumstances set forth in Section 7.1(G) and Section 7.2(C) if the Board of Directors of NorthStar fails to recommend approval of the Transaction for any reason and this Agreement is terminated pursuant to Section 7.1(A), 7.1(B) or 7.1(F) (hereinafter "Failure to Recommend Shareholder Approval"); provided, however, that if NorthStar terminates this Agreement pursuant to Section 7.1(G) or Section 7.2(C) applies or by reason of such Failure to Recommend Shareholder Approval, then the Termination Fee Amount shall be increased to $1,000,000.

          (C) In the event that an Acquisition Proposal with respect to NorthStar shall have been made known to NorthStar and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of NorthStar, and thereafter (1) this Agreement is terminated by either Frontier or NorthStar pursuant to Section 7.1(B) hereof and prior to such termination the shareholders of NorthStar shall not have previously approved the Merger, and (2) NorthStar enters into any Acquisition Agreement providing for any transaction described in Section 5.18 on or before March 31, 2006 then upon the first occurrence of an event contemplated by clause (2) of this Section 7.2(C) NorthStar shall pay Frontier $1,000,000 (less any Termination Fee Amount previously paid).

          (D) NorthStar and Frontier agree that the agreements contained in Sections 7.2(B) and 7.2(C) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

                           ARTICLE VIII. OTHER MATTERS

     8.1 SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Agreement is terminated, the provisions of ARTICLE VII. shall apply and the agreements of the Parties in Sections 8.6 and 8.7 shall survive such abandonment and termination.

     8.2 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Corporate Merger by the shareholders of NorthStar; provided, however, that after any approval of the transactions contemplated by this Agreement by NorthStar's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to NorthStar shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.3 EXTENSION; WAIVER. At any time prior to the Effective Date, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

     8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

     8.6 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, except printing expenses which shall be shared equally between NorthStar and Frontier.

     8.7 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.8 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to Frontier or Frontier Bank to:      FRONTIER FINANCIAL CORPORATION
                                         332 SW Everett Mall Way
                                         Everett, WA 98204
                                         Attn: Michael J. Clementz,
                                         President/CEO

With a copy to:                          Glen P. Garrison
                                         Keller Rohrback L.L.P.
                                         1201 Third Avenue, Suite 3200
                                         Seattle, WA 98101-3052


If to NorthStar or NorthStar Bank, to:   NORTHSTAR FINANCIAL CORPORATION
                                         5602 - 15th Avenue N.W.
                                         Seattle, WA 98107
                                         Attn: Ellen Sas, President/CEO

With a copy to:                          Stephen M. Klein
                                         Graham & Dunn PC
                                         Pier 70
                                         2801 Alaskan Way, Suite 300
                                         Seattle, WA 98121-1128

     8.9 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (A) This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

          (B) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, other than the provisions of Section 5.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.10 BENEFIT PLANS. Upon consummation of the Mergers, all employees of NorthStar and its Subsidiaries shall be deemed to be at-will employees of Frontier and its subsidiaries. From and after the Effective Date, employees of NorthStar and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. With the exception of stock option plans, for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), Frontier shall give effect to years of service with NorthStar or NorthStar's Subsidiaries, as the case may be, as if such service were with Frontier or its Subsidiaries. Employees of NorthStar and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Frontier shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by NorthStar into the 401(k) plan maintained by Frontier Bank.

     8.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       FRONTIER FINANCIAL CORPORATION


                                       By: /s/ Michael J. Clementz
                                           -------------------------------------
                                           Michael J. Clementz
                                           President and Chief Executive Officer


                                       FRONTIER BANK


                                       By: /s/ John Dickson
                                           -------------------------------------
                                           John Dickson
                                           Chief Executive Officer


                                       NORTHSTAR FINANCIAL CORPORATION


                                       By: /s/ Ellen M. Sas
                                           -------------------------------------
                                           Ellen M. Sas
                                           President and Chief Executive Officer


                                       NORTHSTAR BANK


                                       By: /s/ Ellen M. Sas
                                           -------------------------------------
                                           Ellen M. Sas
                                           President and Chief Executive Officer

                                    EXHIBITS

Exhibit A Voting Agreement

Exhibit B Director's Agreement

Exhibit C Affiliate Agreement

Exhibit D Legal Opinion of Graham & Dunn PC

Exhibit E Non-Competition/Non-Solicitation Agreement of Ellen Sas

Exhibit F Non-Competition/Non-Solicitation Agreement of Duane Oord

Exhibit G Legal Opinion of Keller Rohrback L.L.P.

Exhibit H Index Group

                                    SCHEDULES

Company Disclosures

Schedule 2.6         Outstanding Options

Schedule 3.4         Changes to Line of Business, Operating Procedures, etc.

Schedule 3.6         New or Changes to Compensation, Employment Agreements, etc.

Schedule 3.7         New or Modifications to Benefit Plans

Schedule 3.11        New or Changes to Material Contracts

Schedule 4.1(C)      Shares Outstanding

Schedule 4.1(D)      Subsidiaries

Schedule 4.1(G)      No Defaults - Agreements Requiring Third Party Consent

Schedule 4.1(H)      Financial Reports

Schedule 4.1(I)      Undisclosed Liabilities

Schedule 4.1(J)      No Events Causing Material Adverse Effect

Schedule 4.1(L)      Litigation, Regulatory Action

Schedule 4.1(M)      Compliance with Laws

Schedule 4.1(N)      Material Contracts

Schedule 4.1(Q)(1)   List of Employee Benefit Plans

Schedule 4.1(Q)(2)   Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(Q)(6)   Obligations for Retiree Health and Life Benefits

Schedule 4.1(Q)(7)   Agreements Resulting in Payments to Employees Under Any
                     Compensation and Benefit Plan with Respect to Proposed
                     Transaction

Schedule 4.1(T)      Asset Classification

Schedule 4.1(V)      Insurance

Schedule 4.1(W)      Affiliates

Schedule 4.1(Z)(2)   Pending Proceedings with Respect to Environmental Matters

Schedule 4.1(Z)(3)   Pending Proceedings with Respect to Environmental Matters
                     Involving Loan/Fiduciary Property

Schedule 4.1(Z)(4)   Pending Proceedings with Respect to Environmental Matters
                     Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)   Actions During Ownership Which could Have Material Adverse
                     Effect with Respect to Environmental Matters

Schedule 4.1(Z)(6)   Actions Prior to Ownership Which could Have Material
                     Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)     Tax Reports Matters

Schedule 4.1(CC) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.1(GG)(1)  Employment Contracts Requiring Payment In Connection with
                     Termination

Schedule 4.1(GG)(2)  Leases with Aggregate Annual Rent Exceeding $10,000

Schedule 4.1(GG)(3)  Material Contracts with Affiliates

Schedule 5.11        No Rights Triggered

Frontier Disclosures

Schedule 4.2(C)       Shares

Schedule 4.2(D)       Subsidiaries

Schedule 4.2(G)       No Defaults

Schedule 4.2(H)       Financial Reports

Schedule 4.2(I)       No Events Causing Material Adverse Effect

Schedule 4.2(J)       Litigation, Regulatory Action

Schedule 4.2(K)       Compliance With Laws

Schedule 4.2(O) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

                                                                       EXHIBIT A

                                VOTING AGREEMENT

Frontier Financial Corporation
332 SW Everett Mall Way
Everett, WA 98204

Gentlemen:

     In order to induce you to enter into an Agreement and Plan of Mergers (the "Merger Agreement") dated of even date herewith by and among Frontier Financial Corporation ("Frontier"), Frontier Bank, NorthStar Financial Corporation ("NorthStar"), and NorthStar Bank, the undersigned, for himself, his heirs and legal representatives, hereby agrees, represents, warrants and covenants with and to Frontier as follows:

     1. The undersigned beneficially owns the shares of common stock of NorthStar ("NorthStar Common Stock") set forth beneath the undersigned's name below and no other shares of NorthStar Common Stock. Such shares are owned free and clear of any lien, right or encumbrance whatsoever, except for any pledge of such shares to secure a loan to the undersigned, and no proxy has been granted with respect thereto and the undersigned has full capacity, power and authority to vote such shares without the consent or approval of any other party in the absence of a default under any such loan secured by such shares. If any of such shares are currently pledged to secure a loan to the undersigned, the undersigned (i) represents and warrants that such loan is not in default and no event or condition exists that with notice, lapse of time or both would constitute such a default, and (ii) agrees to take all such action as may be necessary to prevent any such default, event or condition to exist in order to prevent the lender from taking title to such shares and to continue to enable the undersigned to vote such shares as hereinafter set forth.

     2. The undersigned hereby agrees to vote the undersigned's shares in favor of approval of the Merger Agreement unless the Merger Agreement has been terminated prior to the Meeting (as defined in the Merger Agreement).

     3. The undersigned covenants that, until the earlier of the consummation of the Merger or the termination of the Merger Agreement, the undersigned will not sell, permit a lien or other encumbrance to exist with respect to (except as hereinabove provided), or grant any proxy in respect of (except as hereinabove provided and for proxies solicited by the Board of Directors of NorthStar in connection with the Meeting to vote on the approval of the Merger Agreement), the shares of NorthStar Common Stock set forth below, unless all the other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Frontier embodying the benefits and rights contained herein.

     4. The undersigned covenants that the undersigned will not, unless the Merger Agreement is terminated in accordance with the provisions thereof: (i) make any public announcement with respect to the Merger; (ii) submit or seek any other person or entity to submit a proposal for a tender offer, merger or similar transaction with NorthStar; or (iii) vote the shares owned or controlled by the undersigned in favor of, solicit proxies or seek another person or entity to solicit proxies on behalf of, a proposal, the purpose of which is to oppose or nullify the Merger.

                                        Very truly yours,


                                        ----------------------------------------
                                        Print Name:
                                                    ----------------------------

NUMBER OF SHARES:_________              Dated: ___________, 2005

                                                                       EXHIBIT B

                              DIRECTOR'S AGREEMENT

     This Agreement, dated as of ______________, 2005, is between FRONTIER FINANCIAL CORPORATION, a Washington corporation ("Frontier"), FRONTIER BANK, a Washington state chartered bank, and ______________________________ ("Director"), a director of NORTHSTAR FINANCIAL CORPORATION, a Washington corporation ("NorthStar"), and/or its subsidiary, NORTHSTAR BANK, a Washington state chartered bank ("NorthStar Bank").

                                    Recitals

     1. Pursuant to the terms of the Agreement and Plan of Mergers, dated as of September 12, 2005 (the "Merger Agreement"), between Frontier, Frontier Bank, NorthStar and NorthStar Bank, NorthStar will be merged into Frontier and NorthStar Bank will be merged into Frontier Bank, with Frontier and Frontier Bank as the continuing corporations.

     2. Frontier's and Frontier Bank's obligations to consummate the transactions contemplated by the Merger Agreement are conditioned upon their receipt of noncompetition and nonsolicitation agreements from all directors of NorthStar and NorthStar Bank.

     3. Director is a director of NorthStar and/or NorthStar Bank.

                                    Agreement

     In consideration of Frontier's and Frontier Bank's performance under the Merger Agreement, Director agrees that for a period of two years from the Effective Date of the Merger, Director will not, without Frontier or Frontier Bank's prior consent, directly or indirectly, become involved in, as a principal shareholder, director, officer, founder, employee or other agent of any Financial Institution (as defined below) headquartered in King County, Washington on the Effective Date of the Merger until the applicable time period below has expired:

     Director also agrees that during the applicable time period above, Director will not, directly or indirectly, solicit or attempt to solicit: (1) any employees of Frontier, Frontier Bank, or any of their subsidiaries or affiliates, to leave their employment or (2) any customers of Frontier, Frontier Bank, or any of their subsidiaries or affiliates to remove their business from Frontier, Frontier Bank, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and internet communications.

     For purposes of this Agreement, the term "Financial Institution" means any bank holding company, commercial bank or savings institution, and the term "principal shareholder" means any person who owns, directly or indirectly, two percent (2%) or more of the outstanding shares of any class of equity security of any such Financial Institution. Capitalized terms used as defined terms, but not defined in this Director's Agreement, have the meanings assigned to those terms in the Merger Agreement.

                                                                       EXHIBIT B

     Director recognizes and agrees that any breach of this Agreement by Director will entitle Frontier and/or Frontier Bank and any of their successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled.

     If the Merger Agreement expires or is terminated for any reason before the consummation of the transactions contemplated thereunder, this Agreement will automatically terminate and be of no further force and effect.

     In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing party. Exclusive jurisdiction and venue shall lie with the state and federal courts of the State of Washington.

FRONTIER FINANCIAL CORPORATION          DIRECTOR


By:
    ---------------------------------   ----------------------------------------
    Michael J. Clementz,                Print Name:
    President/CEO                                   ----------------------------


FRONTIER BANK


By:
    ---------------------------------
    John Dickson, CEO

                                                                       EXHIBIT C

                           _____________________,2005

Frontier Financial Corporation
2828 Colby Avenue
Everett, WA 98201

Ladies and Gentlemen:

      I have been advised that as of the date hereof I may be deemed an "affiliate" of NorthStar Financial Corporation ("NorthStar"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger among Frontier ("Frontier"), Frontier Bank, NorthStar and NorthStar Bank (the "Agreement"), NorthStar will be merged into Frontier (the "Merger"). As a result of the Merger, I will receive shares of common stock of Frontier ("Frontier Common Stock") in exchange for shares of common stock of NorthStar ("NorthStar Common Stock") owned by me.

      In connection with the above, I represent and warrant to Frontier and agree that:

      A. I will not make any sale, transfer or other disposition of the shares of Frontier Common Stock that I receive in the Merger in violation of the Act or the Rules and Regulations.

      B. I have no present plan or intent to dispose of Frontier Common Stock acquired by me pursuant to the Merger.

      C. I have been advised that the issuance of shares of Frontier Common Stock to me pursuant to the Merger has been or will be registered with the Securities and Exchange Commission under the Act on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of NorthStar at the time the Agreement is submitted for a vote of the shareholders of NorthStar, I may not sell, transfer or otherwise dispose of the shares of Frontier Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Act, or (iii) in the opinion of counsel acceptable to Frontier, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the shares of Frontier Common Stock.

      D. I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Frontier Common Stock, to the extent I felt necessary, with my counsel or counsel for NorthStar.

      E. I understand that Frontier is under no obligation to register the shares of Frontier Common Stock for sale, transfer or other disposition by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from registration available, except that Frontier has agreed to use its best efforts to maintain the availability of Rule 145 for use by affiliates such as me.

      F. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Frontier Common Stock and there will be placed on the certificates for the shares of Frontier Common Stock, or any substitutions therefor, legends stating in substance:

         The shares represented by this certificate were issued in a merger (the acquisition of NorthStar Financial Corporation) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitation of such Rule 145, or upon receipt by Frontier of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.

      G. I hereby agree that, for a period of one (1) year following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Frontier Common Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a merger involving a registered public offering or as a sale pursuant to Rule 145.

      It is understood and agreed the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood that such legend and stop order referred to above will be removed if
(i) one year shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned; (ii) two years shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or (iii) Frontier has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Frontier, or a "no action" letter obtained by the undersigned from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

      This letter agreement shall be binding on my heirs, legal representatives and successors.

                                                Very truly yours,

                                                ________________________________
                                                Print Name: ____________________

Accepted this________day of_______________________, 2005:

FRONTIER FINANCIAL CORPORATION

By:__________________________________________________
   Michael J. Clementz, President/CEO

                                    EXHIBIT D

                             [GRAHAM & DUNN OPINION]

[EFFECTIVE DATE]

Frontier Financial Corporation
332 SW Everett Mall Way
Everett, WA 98204

Ladies and Gentlemen:

      We have acted as counsel to NorthStar Financial Corporation, a Washington corporation ("NORTHSTAR"), and NorthStar Bank, a Washington state-chartered bank, in connection with the Agreement and Plan of Mergers dated as of September 12, 2005 (the "MERGER AGREEMENT"), between NorthStar, NorthStar Bank, Frontier Financial Corporation ("FRONTIER"), and Frontier Bank, and the transactions contemplated by the Merger Agreement. We are rendering this opinion pursuant to
Section 6.2(C) of the Merger Agreement. Capitalized terms used, but not defined, in this opinion letter have the meanings assigned to them in the Merger Agreement.

      In rendering the opinions expressed below, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of NorthStar and NorthStar Bank as we have deemed appropriate.

      For purposes of this opinion letter, we have relied, without investigation, on the assumptions contained in Section 4 of the Legal Opinion Accord of the ABA Section of Business Law (1991) (the "ACCORD"). As to factual matters, we have relied, without investigation, on the representations and warranties of NorthStar and NorthStar Bank contained in the Merger Agreement and the certificates of NorthStar and NorthStar Bank officers executed in connection herewith and with the Merger Agreement. In addition, we have assumed for purposes of this opinion letter that the representations and warranties made by NorthStar and NorthStar Bank in the Merger Agreement and pursuant thereto are true and correct.

      The opinions expressed below are subject to the following qualifications:

      A. With respect to our opinion in paragraph 1 relating to the organization and valid existence of NorthStar, we have relied solely upon the Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington. With respect to our opinion in paragraph 2 relating to the organization and valid existence of NorthStar Bank, we have relied solely upon the Certificate of Good Standing issued by the Division of Banks of the Washington Department of Financial Institutions. We have made no additional investigation after the respective dates of these certificates.

Frontier Financial Corporation
[EFFECTIVE DATE]
Page 2

      B. Our opinion as to the enforceability of the Merger Agreement in paragraph 3 below is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation ("INSURED INSTITUTIONS"), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity); and (iii) our assumption that Frontier and any successors in interest will seek to enforce any of their rights in connection with the Merger Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.

      C. We have not reviewed, and express no opinion on, provisions relating to the occurrence of a "material adverse effect" or words of similar import contained in the Merger Agreement.

      D. The "Other Common Qualifications" set forth in Section 14 of the
Accord.

      E. We express no opinion as to the effect, if any, of the laws, regulations and requirements identified in Section 19 of the Accord, except to the extent expressly noted to the contrary in this opinion letter.

      F. Whenever any statement in this opinion letter is qualified by the phrase "to our knowledge" or "known to us" or similar phrases, it is intended to indicate that, during the course of our representation of NorthStar and NorthStar Bank in connection with the transactions contemplated by the Merger Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys presently in this firm who are actively engaged in the representation of NorthStar and NorthStar Bank on this matter. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.

      G. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

      H. The attorneys in this firm are members of the Bar of the State of Washington. We do not hold ourselves out as being conversant with, and we express no opinions as to, the laws of any jurisdiction other than those of the United States of America and the State of Washington.

      Based upon and subject to the foregoing, we are of the opinion that:

Frontier Financial Corporation
[EFFECTIVE DATE]
Page 3

      1. NorthStar is a corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

      2. NorthStar Bank is a banking corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

      3. The execution, delivery and performance by NorthStar and NorthStar Bank of the Merger Agreement and the consummation of the Mergers have been duly authorized by all necessary corporate action on the part of NorthStar and NorthStar Bank, and the Merger Agreement constitutes the valid and binding obligation of NorthStar and NorthStar Bank, enforceable against NorthStar and NorthStar Bank, respectively, in accordance with the terms of thereof.

      4. All issued and outstanding shares of NorthStar and NorthStar Bank (a) have been duly authorized and are validly issued, fully paid, and non-assessable (except as to assessments required under Title 30 of the Revised Code of Washington); (b) are free of preemptive or similar rights (i) arising by operation of law, under applicable corporate or banking statutes or under NorthStar's or NorthStar Bank's bylaws or articles of incorporation, or (ii) to our knowledge, arising out of contract; and (c) have been issued in accordance with the provisions of NorthStar's and NorthStar Bank's bylaws and articles of incorporation.

      5. To our knowledge, no options or other rights to acquire NorthStar Common Stock are outstanding other than as expressly set forth in Schedule 4.1(C) or paragraph C of the Recitals, and to our knowledge, except for previously granted options which have been exercised subsequent to the date of the Merger Agreement, NorthStar does not have any other stock option or other plans or agreements granting options or other rights to acquire NorthStar Common Stock other than as expressly set forth in Schedule 4.1(C) or paragraph C of the Recitals.

      6. No consent or approval that has not already been obtained from any federal or state regulatory authority is required for the execution and delivery by NorthStar and NorthStar Bank of the Merger Agreement or any of the documents to be executed and delivered by NorthStar and NorthStar Bank in connection with the Merger Agreement or for the consummation of the Mergers.

      7. Neither the execution delivery or performance of the Agreement by NorthStar and NorthStar Bank nor the consummation of the Mergers will: (a) violate any provision of the articles of incorporation or bylaws of NorthStar or NorthStar Bank; or (b) to our knowledge, violate any order, judgment or decree to which NorthStar or NorthStar Bank is a party or by which any of its properties or assets is bound.

Frontier Financial Corporation
[EFFECTIVE DATE]
Page 4

      8. To our knowledge there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or threatened against, or affecting NorthStar or NorthStar Bank or any of their directors, officers, employees or agents, acting in their capacities as such, that is seeking equitable relief or damages against NorthStar or NorthStar Bank or any of their directors, officers, employees or agents acting in their capacities that would materially affect the ability of NorthStar or NorthStar Bank to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.

      The foregoing is rendered solely for your benefit. You may not, without our prior express written approval, deliver copies of this letter or extracts from this letter to any other person, and no one other than you is entitled to rely upon the opinions set forth above.

                                                           Very truly yours,

                                                           Graham & Dunn PC

                                                                       EXHIBIT E

                   NON-COMPETITION/NON-SOLICITATION AGREEMENT

      This Non-Competition/Non-Solicitation Agreement (this "Agreement") is entered into by and between FRONTIER BANK ("Frontier") and ELLEN M. SAS ("Sas") (collectively referred to as "the Parties") and takes effect on the Effective Date of the Merger of Frontier and NorthStar Bank ("NorthStar").

      WHEREAS, Frontier Financial Corporation and NorthStar Financial Corporation are entering into an Agreement and Plan of Mergers ("the Merger Agreement"), pursuant to which NorthStar Financial Corporation will be merged into Frontier Financial Corporation and NorthStar Bank will be merged into Frontier Bank (the "Merger"); and

      WHEREAS, Sas is currently employed as President and Chief Executive Officer of NorthStar and has knowledge of certain confidential information of NorthStar, and Frontier is executing the Merger Agreement conditioned upon Sas's agreement not to compete with Frontier in King County, Washington, and not to solicit employees and customers of Frontier (including the customers of NorthStar who become customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

      WHEREAS, Frontier has made an offer of employment to Sas to commence upon completion of the Merger, and Sas has indicated her intent to accept such offer:

      NOW THEREFORE, Frontier and Sas agree as follows:

      1. EFFECTIVE DATE. This Agreement shall become effective on the Effective Date of the Merger Agreement (the "Effective Date").

      2. PRIOR AGREEMENTS. By entering into this Agreement, Sas does not relinquish any rights to payments or benefits of any kind pursuant to her Employment Agreement with NorthStar dated December 18, 2003, which shall terminate on the Effective Date and upon payment by NorthStar of the benefits due thereunder.

      3. NON-COMPETITION/NON-SOLICITATION. In consideration for this Agreement and to protect the business and good will purchased by Frontier, Sas agrees that she will NOT, by herself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a two-year period commencing on the first day after the Effective Date:

         a. Act as an employee or in any other capacity of any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any start-up financial institution, trust company or mortgage company) ("Financial Institution") located in King County, or have any responsibilities for a Financial Institution's operations within King County, Washington; or

         b. Become involved with, or serve, directly or indirectly, a Financial Institution headquartered in King County in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder,"

                                                                       EXHIBIT E

employee, consultant, or agent; provided, however, that Sas may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution headquartered in King County; or

         c. Directly or indirectly, solicit or attempt to solicit: (1) any employees of Frontier, or any of Frontier's subsidiaries, to leave their employment, or (2) any customers of Frontier, or any of Frontier's subsidiaries, to remove their business from Frontier. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

      4. NO EMPLOYEE CONTRACT RIGHTS. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Sas as an employee of Frontier, with or without the cause.

      5. ENFORCEMENT OF NON-COMPETITION/NON-SOLICITATION COVENANTS.

         a. Frontier and Sas stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Sas, the agreements referred to in paragraph 3 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Sas request the court to reform these provisions to restrict Sas's use of confidential information and Sas's ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

         b. Sas acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Sas repudiates or breaches any of the provisions of paragraph 3 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

      6. ARBITRATION.

         a. Arbitration. At either Party's request, the Parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to

                                                                       EXHIBIT E

reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         b. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         c. Exception to Arbitration. Notwithstanding the above, if Sas violates paragraph 3 above, Frontier will have the right to initiate the court proceedings described in paragraph 5.b above, in lieu of an arbitration proceeding under this paragraph 6. Frontier may initiate these proceedings wherever appropriate within Washington state; but Sas will consent to venue and jurisdiction in King County, Washington.

      7. ADEQUATE CONSIDERATION. Sas specifically acknowledges the receipt of dequate consideration for the covenants contained in paragraph 3 above and that Frontier is entitled to require her to comply with said paragraph 3, which paragraph will survive termination of this Agreement. Sas represents that if her employment is terminated, whether voluntarily or involuntarily, she has the experience and capabilities sufficient to enable her to obtain employment in areas which do not violate this Agreement, and that Frontier's enforcement of a remedy by way of injunction will not prevent Sas from earning a livelihood.

      8. MISCELLANEOUS PROVISIONS.

         a. Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

         b. Entire Agreement. This Agreement constitutes the entire understanding between the Parties concerning its subject matter and supersedes all prior agreements.

         c. Independent Legal Counsel. Sas acknowledges that she has had the opportunity to review and consult with her own personal legal counsel regarding this Agreement.

         d. Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Sas's heirs, legal representatives, successors and assigns.

         e. Litigation Expenses. If either Party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this Party will be entitled to reimbursement from the other Party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

         f. Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the Parties.

         g. Amendment. The Parties may not modify or amend this Agreement unless such amendment is in writing and is signed by the Parties.

                                                                       EXHIBIT E

         h. Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         i. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Sas at their last known address.

         j. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         k. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

      IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK

By: __________________________________   ______________________________________
    John Dickson, CEO                    ELLEN M. SAS

                                                                       EXHIBIT F

                   NON-COMPETITION/NON-SOLICITATION AGREEMENT

      This Non-Competition/Non-Solicitation Agreement (this "Agreement") is entered into by and between FRONTIER BANK ("Frontier") and DUANE M. OORD ("Oord") (collectively referred to as "the Parties") and takes effect on the Effective Date of the Merger of Frontier and NorthStar Bank ("NorthStar").

      WHEREAS, Frontier Financial Corporation and NorthStar Financial Corporation are entering into an Agreement and Plan of Mergers ("the Merger Agreement"), pursuant to which NorthStar Financial Corporation will be merged into Frontier Financial Corporation and NorthStar Bank will be merged into Frontier Bank (the "Merger"); and

      WHEREAS, Oord is currently employed as Executive Vice President and Chief Lending Officer of NorthStar and has knowledge of certain confidential information of NorthStar, and Frontier is executing the Merger Agreement conditioned upon Oord's agreement not to compete with Frontier in King County, Washington, and not to solicit employees and customers of Frontier (including the customers of NorthStar who become customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and

      WHEREAS, Frontier has made an offer of employment to Oord to commence upon completion of the Merger, and Oord has indicated his intent to accept such offer:

      NOW THEREFORE, Frontier and Oord agree as follows:

      1. EFFECTIVE DATE. This Agreement shall become effective on the Effective Date of the Merger Agreement (the "Effective Date").

      2. PRIOR AGREEMENTS. By entering into this Agreement, Oord does not relinquish any rights to payments or benefits of any kind pursuant to his Employment Agreement with NorthStar dated December 18, 2003 as amended by Amendment No. 1 dated June 16, 2005, which shall terminate on the Effective Date and upon payment by NorthStar of the benefits due thereunder.

      3. NON-COMPETITION/NON-SOLICITATION. In consideration for this Agreement and to protect the business and good will purchased by Frontier, Oord agrees that he will NOT, by himself or through associates, agents, employees, or others, directly or indirectly, do any of the following for a two-year period commencing on the first day after the Effective Date:

         a. Act as an employee or in any other capacity of any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any start-up financial institution, trust company or mortgage company) ("Financial Institution") located in King County, or have any responsibilities for a Financial Institution's operations within King County, Washington; or

         b. Become involved with, or serve, directly or indirectly, a Financial Institution headquartered in King County in any manner, including, without limitation, as a

                                                                       EXHIBIT F

shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Oord may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution headquartered in King County; or

         c. Directly or indirectly, solicit or attempt to solicit: (1) any employees of Frontier, or any of Frontier's subsidiaries, to leave their employment, or (2) any customers of Frontier, or any of Frontier's subsidiaries, to remove their business from Frontier. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

      4. NO EMPLOYEE CONTRACT RIGHTS. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Oord as an employee of Frontier, with or without the cause.

      5. ENFORCEMENT OF NON-COMPETITION/NON-SOIICITATION COVENANTS.

         a. Frontier and Oord stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Oord, the agreements referred to in paragraph 3 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Oord request the court to reform these provisions to restrict Oord's use of confidential information and Oord's ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

         b. Oord acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Oord repudiates or breaches any of the provisions of paragraph 3 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

      6. ARBITRATION.

         a. Arbitration. At either Party's request, the Parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision

                                                                       EXHIBIT F

naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         b. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         c. Exception to Arbitration. Notwithstanding the above, if Oord violates paragraph 3 above, Frontier will have the right to initiate the court proceedings described in paragraph 5.b above, in lieu of an arbitration proceeding under this paragraph 6. Frontier may initiate these proceedings wherever appropriate within Washington state; but Oord will consent to venue and jurisdiction in King County, Washington.

      7. ADEQUATE CONSIDERATION. Oord specifically acknowledges the receipt of adequate consideration for the covenants contained in paragraph 3 above and that Frontier is entitled to require him to comply with said paragraph 3, which paragraph will survive termination of this Agreement. Oord represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement, and that Frontier's enforcement of a remedy by way of injunction will not prevent Oord from earning a livelihood.

      8. MISCELLANEOUS PROVISIONS.

         a. Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

         b. Entire Agreement. This Agreement constitutes the entire understanding between the Parties concerning its subject matter and supersedes all prior agreements.

         c. Independent Legal Counsel. Oord acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.

         d. Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Oord's heirs, legal representatives, successors and assigns.

         e. Litigation Expenses. If either Party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this Party will be entitled to reimbursement from the other Party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

         f. Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the Parties.

         g. Amendment. The Parties may not modify or amend this Agreement unless such amendment is in writing and is signed by the Parties.

                                                                       EXHIBIT F

         h. Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         i. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Oord at their last known address.

         j. Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         k. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

      IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER BANK

By: ______________________________      _______________________________________
    John Dickson, CEO                   DUANE M. OORD

                                 LAW OFFICES OF

                             KELLER ROHRBACK L.L.P.

LAURIE B. ASHTON (1)(4)(1)(4)
KAREN E. BOXX (1)
JOHN H. BRIGHT
GRETCHEN FREEMAN CAPPIO
JASON P.CHUKAS
KATHLEEN KIM COGHLAN (6)
T. DAVID COPLEY(2)
CLAIRE CORDON
ROB j. CRICHTON (9)
JULI FARRIS DESPER (4)(1)
MAUREEN M. FALECKI(3)
HAROLD FARDAL
RAYMOND J. FARROW
DANIELS. FRIEDBERG (2)

GLEN P. GARRISON (7)
GARY A. GOTTO (1)(1)(4)
MARK A. GRIFFIN
AMY N.L. HANSON(7)
IRENE M. HECHT
SCOTT C. HENDERSON
STEPHEN J. HENDERSON
RON KILGARD (1)(1)(4)
BENJAMIN J. LANTZ
CARI CAMPEN LAUFENBERG
ELIZABETH A. LELAND
DEREK W.LOESER
DAVID R. MAJOR
JOHN MELLEN (9)

SUSAN J.NAFICY(9)
PAULETTE E. PETERSON
LORRAINE LEWIS PHILLIPS
KRISTIN A. RELYEA
ERIN M. RILEY(2)
DAVID J. RUSSELL
MARK D. SAMSON (1)(1)(4)
LYNN LINCOLN SARKO (1)(2)
FREDERICK W. SCHOEPFLIN
WILLIAM C. SMART
THOMAS A. STERKEN
BENJAMIN J. STONE(9)
BRITT L. TINGLUM (2)
LAURENCE R. WEATHERLY

MARGARET E. WETHERALD (7)
MICHAEL WOERNER
BENSON D. WONG

(1)  ADMITTED IN ARIZONA
(2)  ALSO ADMITTED IN ARIZONA
(3)  ALSO ADMITTED IN CALIFORNIA
(4)  ALSO ADMITTED IN COLORADO
(5)  ALSO ADMITTED IN FLORIDA
(6)  ALSO ADMITTED IN HAWAII
(7)  ALSO ADMITTED IN IDAHO
(8)  ALSO ADMITTED IN ILLINOIS
(9)  ALSO ADMITTED IN NEW YORK
(10) ALSO ADMITTED IN OREGON
(1)  ALSO ADMITTED IN WASHINGTON, D.C.
(2)  ALSO ADMITTED IN WISCONSIN
(1)  NOT ADMITTED IN WASHINGTON
(4)  OF COUNSEL

                                                                       EXHIBIT G
                                 __________,2005

NorthStar Financial Corporation
NorthStar Bank
5602-15th Avenue N.W.
Seattle, WA 98107

Ladies and Gentlemen:

      We have acted as counsel to Frontier Financial Corporation ("Frontier") and its wholly owned subsidiary, Frontier Bank, in connection with the Plan and Agreement of Mergers (the "Agreement"), dated as of September 12, 2005, between Frontier, Frontier Bank, NorthStar Financial Corporation ("NorthStar") and NorthStar Bank, and the transactions contemplated by the Agreement.

      This firm has represented Frontier and Frontier Bank in connection with the negotiation of the Agreement and matters related to such negotiation and with respect to certain limited matters as to which we have been consulted by them. We are familiar with the corporate proceedings taken by Frontier and Frontier Bank in connection with the Agreement, and we are rendering this opinion pursuant to Section 6.3(C) of the Agreement. Capitalized terms used, but not defined, in this opinion letter shall have the meanings assigned to them in the Agreement.

      In rendering the opinions expressed below, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of and accountants for Frontier and Frontier Bank as we have deemed appropriate, including:

      A. The Articles of Incorporation and Bylaws of Frontier and Frontier Bank, as amended through the date of this opinion letter;

      B. Minutes of meetings of the Boards of Directors and shareholders of Frontier and Frontier Bank;

      C. The Agreement, including the representations, warranties and covenants made by Frontier and Frontier Bank in the Agreement;

      REPLY TO: 1201 THIRD AVENUE SUITE 3200 SEATTLE, WASHINGTON 98101-3052
                 TELEPHONE:(206)623-1900 FAX:(206)623-3384

                             WWW. KELLERROHRBACK.COM

 AFFILIATED OFFICE: KELLER ROHRBACK PLC 310lN.CENTRAL AVENUE, SUITE900 PHOENIX,
                 ARIZONA 85012 (602)248-0088 FAX (602) 248-2822

NorthStar Financial Corporation                           KELLER ROHRBACK L.L.P.
NorthStar Bank
________,2004
Page 2

      D. The Proxy Statement; and

      E. Certificate of existence or authorization dated________, 2005, issued by the Washington Secretary of State with respect to Frontier, and certificate of existence or authorization dated_________, 2005, issued by the Washington Department of Financial Institutions with respect to Frontier Bank.

      Whenever any statement in this opinion letter is qualified by the phrase "to our knowledge" or "known to us" or similar phrases, it is intended to indicate that, during the course of our representation of Frontier and Frontier Bank in connection with the transactions contemplated by the Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys presently in this firm who are actively engaged in the representation of Frontier and Frontier Bank. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.

      In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by Frontier and Frontier Bank. We also have assumed, without investigation, that (i) each party to such documents and instruments has the power and capacity to execute, deliver and perform all of its obligations under the documents and instruments, has duly authorized the execution, delivery and performance of its obligations under the Agreement, and has duly executed and delivered the ' documents and instruments; (ii) all terms, provisions, and conditions of, or relating to, the Agreement are correctly and completely reflected in the Agreement, and all statements, representations, and warranties as to factual matters made by officers and employees of and accountants for, Frontier and its Subsidiaries and by public officials are accurate; and (iii) the Agreement is binding upon and enforceable in accordance with its terms against NorthStar and NorthStar Bank.

      The opinions expressed below are subject to the following qualifications:

      A. Our opinion as to the legal, valid and binding nature of the Agreement and the enforceability of the Agreement in paragraphs 4, 5 and 6 below is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation ("Insured Institutions"), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or

Exhibit E(2)-page 2

NorthStar Financial Corporation                           KELLER ROHRBACK L.L.P.
NorthStar Bank
__________, 2004
Page 3

affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the provisions of the Agreement and/or the other related documents or upon the availability of injunctive relief or other equitable remedies; and
(iii) our assumption that NorthStar, NorthStar Bank and any of their successors in interest will seek to enforce any of its rights in connection with the Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.

      B. We express no opinion as to: (i) the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (ii) any antitrust, securities or tax laws; (iii) provisions that purport to establish evidentiary standards; (iv) provisions relating to venue, jurisdiction, governing law, waiver of remedies (or the delay or omission of enforcement of such provisions), or disclaimers or liability limitations with respect to third parties; (v) the enforceability of any requirement in the Agreement or related documents specifying that provisions of such documents may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Agreement; (vi) provisions for payment or reimbursement of costs and expenses (including, without limitation, attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party;
(vii) severability and indemnification provisions; (viii) availability of equitable remedies; and (ix) any reservation of the right to pursue inconsistent or cumulative remedies.

      C. Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

      D. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

      E. Our opinions below are limited to the effect of the laws of the United States of America and the State of Washington. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

      F. A Washington court, or federal court applying Washington law, may consider extrinsic evidence or the circumstances surrounding the making of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. Frontier is a corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

Exhibit E(2)-page 3

NorthStar Financial Corporation                           KELLER ROHRBACK L.L.P.
NorthStar Bank
______________,2004
Page 4

      2. Frontier Bank is a banking corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

      3. The execution and delivery of the Agreement and the consummation of the Merger have been duly and validly authorized by the Boards of Directors of Frontier and Frontier Bank.

      4. The Agreement constitutes a valid and binding obligation of Frontier and Frontier Bank, enforceable against Frontier and Frontier Bank in accordance with its terms.

      5. No consent or approval that has not already been obtained from any federal or state regulatory authority is required for the execution and delivery by Frontier and Frontier Bank of the Agreement or any of the documents to be executed and delivered by Frontier and Frontier Bank in connection with the Agreement or for the consummation of the Merger.

      6. Neither the execution delivery or performance of the Agreement by Frontier and Frontier Bank nor the consummation of the Merger will: (a) violate any provision of the articles or bylaws of Frontier or Frontier Bank; or (b) to our knowledge, violate any order, judgment or decree to which Frontier or Frontier Bank is a party or by which any of its properties or assets is bound.

      7. The shares of Frontier Common Stock to be issued pursuant to the Agreement to the shareholders of NorthStar will, upon issuance in accordance with the Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all registration requirements or exemptions therefrom under applicable federal and state securities laws.

      8. The Registration Statement registering the shares of Frontier Common Stock to be issued to shareholders of NorthStar pursuant to the Agreement has become effective under the Securities Act of 1933, as amended (the "Securities Act"), and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or are pending or contemplated by the Securities and Exchange Commission or any state securities or other regulatory authority.

      9. To our knowledge there is no suit, action, investigation or proceeding, legal,quasi-judicial, administrative or otherwise, pending or threatened against, or affecting Frontier or Frontier Bank or any of their directors, officers, employees or agents, acting in their capacities as such, that is seeking equitable reliefer damages against Frontier or Frontier Bank or any of their directors, officers, employees or agents acting in their capacities that would materially affect the ability of Frontier or Frontier Bank to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.

Exhibit E(2)- page 4

NorthStar Financial Corporation                           KELLER ROHRBACK L.L.P.
NorthStar Bank
__________________, 2004
Page 5

      In the course of the preparation of the Proxy Statement, we have considered the information set forth in the Proxy Statement, and have participated in conferences with officers and other representatives of Frontier and Frontier Bank, during the course of which the contents of the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement. We have relied as to materiality upon the judgment of officers and representatives of Frontier and Frontier Bank. On the basis of the foregoing, we confirm that nothing has come to our attention that would lead us to believe that the Proxy Statement, insofar as it relates to Frontier and Frontier Bank, on the mailing date of the Proxy Statement, contained any statement that, at the time and in light of the circumstances in which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary to make such statements not false or misleading. We make no statement with respect to (a) material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Frontier and Frontier Bank, or (b) any financial statements or other financial or accounting data contained in the Proxy Statement.

      The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts from it to any other person, and no one other than you is entitled to rely upon this opinion letter.

                                          Very truly yours,

                                          KELLER ROHRBACK L.L.P.

Exhibit E(2)- page 5

                                                                       EXHIBIT H

                                           Share
         Company                         Weighting
         -------                         ---------
Umpqua Holdings Corp.                       18.1%

Glacier Bancorp, Inc.                       12.7%

Sterling Financial Corp.                    14.1%

Columbia Banking System Inc.                 6.4%

West Coast Bancorp                           6.0%

Cascade Bancorp                              6.8%

CityBank                                     4.1%

Banner Corp.                                 4.9%

AmericanWest Bancorp                         4.2%

PremierWest Bancorp                          6.2%

Columbia Bancorp                             3.6%

Cascade Financial Corp.                      3.9%

Pacific Continental Corp.                    3.6%

Heritage Financial Corp.                     2.4%

Washington Banking Co.                       3.0%